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                                                                      RAYTHEON
                                                        ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 24, 1995

      The Annual Meeting of Stockholders of Raytheon Company will be held at Raytheon's Executive Offices, 141 Spring Street, Lexington, Massachusetts 02173, at 2:00 p.m. on Wednesday, May 24, 1995 for the following purposes:

   1. To elect four directors for a term of three years.

   2. To approve the Raytheon Company 1995 Stock Option Plan.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record at the close of business on April 4, 1995 are entitled to notice of and to vote at the meeting.

      Please sign your proxy and return it in the enclosed, postage-paid envelope so that you may be represented at the meeting. If you attend the meeting and wish to vote by ballot, your proxy will be cancelled.


                                           By order of the Board of Directors,

                                                         CHRISTOPH L. HOFFMANN
                                                                     Secretary


   Lexington, Massachusetts 02173
   April 18, 1995

                                RAYTHEON COMPANY

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 24, 1995

      This Proxy Statement and the enclosed proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Raytheon Company (the "Company") from holders of the Company's common stock, par value $1.00 per share ("Common Stock"), for use at the Annual Meeting of Stockholders to be held May 24, 1995, and at any adjournment thereof, for the purposes set forth in the accompanying notice. The Company will bear all costs relating to the solicitation of proxies from its stockholders. In addition to soliciting proxies by mail, the Company's officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending the proxy materials to beneficial owners of Common Stock.

      This Proxy Statement is first being sent to stockholders on or about April 18, 1995.

      All shares of Common Stock represented by properly signed and dated proxies received by the Company prior to the meeting will, unless such proxies have been revoked, be voted in accordance with the instructions on such proxies. If no instruction is indicated, the shares will be voted FOR the election of the four nominees for director listed in this Proxy Statement, FOR the proposal to adopt the Raytheon Company 1995 Stock Option Plan and, in the discretion of the persons named in the proxy, on such other matters as may properly come before the meeting. Any stockholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering to the Secretary written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

      If a stockholder is a participant in the Company's Stock Ownership Plan or Savings and Investment Plan, the proxy will represent the number of shares allocated to the participant's account under the plan(s). For those shares held in the plans, the proxy will serve as a direction to the plan trustee as to how the shares are to be voted.

      All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose the vote of any stockholder except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy or consent solicitation, or (iv) requested by the stockholder casting such vote. Any comment written on a proxy card will be provided to the Secretary without disclosing the stockholder's vote unless necessary to an understanding of the comment. Abstentions and broker non-votes will be tabulated in determining the presence of a quorum, but will be treated as votes withheld with respect to matters submitted to a vote.

                                VOTING SECURITIES

      The record date for the determination of stockholders entitled to vote at the meeting is the close of business on April 4, 1995, at which time the Company had issued and outstanding 123,096,455 shares of Common Stock.
   Each share is entitled to one vote with respect to all matters which may be properly submitted to a vote of stockholders at the Annual Meeting.

                              ELECTION OF DIRECTORS
                                    (Item 1)

      The Company's Restated Certificate of Incorporation provides that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each Annual Meeting of Stockholders the successors to the Directors whose terms expire that year shall be elected for a term of three years.

      To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares represented and entitled to be voted at the meeting. Unless otherwise directed, proxies received pursuant to this solicitation will be voted for the election of the four nominees listed below who have been designated by the Board of Directors. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

         Nominees for the Class of Directors Whose Terms Expire in 1998

                                CHARLES F. ADAMS

   Director, 1938 to 1942 and since 1946. Retired Chairman of the Board, Raytheon Company. Age 84.

                             THEODORE L. ELIOT, JR.

   Director since 1983. Dean Emeritus of the Fletcher School of Law and Diplomacy, Tufts University; former U.S. Ambassador. Principal Business:
   International Relations. Age 67. Director: Neurobiological Technologies, Inc. and Fiberstars, Inc.

                               JAMES N. LAND, JR.

   Director since 1978. Principal Business: Corporate Financial Advisor. Age
   65. Director: E.W. Blanch Holdings, Inc.

                                DENNIS J. PICARD

   Director since 1989. Chairman of the Board and Chief Executive Officer since March 1, 1991. Prior thereto, Mr. Picard served as President from
   1989 and as Senior Vice President, General Manager of the Missile Systems Division from 1983. Age 62. Director: State Street Boston Corporation.

                    Directors Whose Terms of Office Continue

                                 FRANCIS H. BURR

   Director since 1977. Term expires 1997. Of Counsel, law firm of Ropes & Gray. Principal Business: Law. Age 80.

                          FERDINAND COLLOREDO-MANSFELD

   Director since 1987. Term expires 1996. Chairman and Chief Executive Officer, Cabot Partners since October, 1990. Prior thereto, Mr. Colloredo-Mansfeld was Chairman and Chief Executive Officer, Cabot, Cabot & Forbes Realty Advisers, Inc. (predecessor of Cabot Partners) and Chairman, Chief Executive Officer and President of Cabot, Cabot and Forbes from 1986. Principal Business: Real Estate Investment and Management. Age 55.
   Director: Shawmut National Corporation; Data General Corporation.

                             BARBARA B. HAUPTFUHRER

   Director since 1987. Term expires 1996. Principal Business: Corporate Director. Age 66. Director: The Vanguard Group of Investment Companies and each of the mutual funds in the Group; The Great Atlantic and Pacific Tea Co., Inc.; Knight-Ridder, Inc.; Massachusetts Mutual Life Insurance Company; Alco Standard Corporation.

                                 RICHARD D. HILL

   Director since 1974. Term expires 1996. Retired Chairman, Bank of Boston Corporation and The First National Bank of Boston. Principal Business:
   Corporate Director. Age 75.

                               THOMAS L. PHILLIPS

   Director since 1962. Term expires 1997. Retired Chairman of the Board and Chief Executive Officer, Raytheon Company. Age 70. Director: John Hancock Mutual Life Insurance Company; Knight-Ridder, Inc.; Digital Equipment Corporation; Systems Research and Applications. Trustee: State Street Research Funds; MetLife-State Street Funds.

                                WARREN B. RUDMAN

   Director since September 1993. Term expires 1997. Partner, law firm of Paul, Weiss, Rifkind, Wharton and Garrison since January 1992. Principal
   Business: Law. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Age 64. Director: Chubb Corporation; several mutual funds managed by Dreyfus Corporation.

                                 JOSEPH J. SISCO

   Director since 1977. Term expires 1997. Partner, Sisco Associates. Principal Business: Management Consultant. Age 75. Former President of American University and Undersecretary of State for Political Affairs.
   Director: Tenneco Inc.; Braun AG; The Interpublic Group of Companies, Inc.

                                 ALFRED M. ZEIEN

   Director since 1992. Term expires 1996. Chairman of the Board and Chief Executive Officer of The Gillette Company since 1991. Prior thereto, Mr. Zeien served as President of Gillette from 1991 and as Vice Chairman, Gillette International/Diversified Operations from 1988. Principal
   Business: Consumer Goods and Services. Age 65. Director: Bank of Boston; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company; Repligen Corporation.

                                Other Arrangement

      On April 2, 1995 the Company entered into an Agreement and Plan of
   Merger providing for the merger of E-Systems, Inc. into a wholly owned subsidiary of the Company following the Company's successful cash tender offer for E-Systems's shares. In the Merger Agreement the Company has agreed that following the merger, A. Lowell Lawson, Chairman and Chief Executive Officer of E-Systems, will be elected to the Company's Board of Directors to serve for a term expiring at the 1998 Annual Meeting of Stockholders.

      Mr. Lawson, age 57, has been Chairman of the Board and Chief Executive Officer of E-Systems since 1994. Mr. Lawson also is President of E-Systems, a position he has held since 1989.

      Mr.Lawson is not a nominee for election at this Annual Meeting of Stockholders as his election is contingent upon the consummation of the merger.

                               SECURITY OWNERSHIP

                        Directors and Executive Officers

      As of February 28, 1995, the following directors and named executive officers and the directors and all executive officers as a group were the beneficial owners (as defined by the Securities and Exchange Commission) of the number of shares of Common Stock indicated below:

                                      Number of Shares
   Beneficial Owner                     and Nature of         Percent
      or Group                      Beneficial Ownership     of Class
   ---------------                  --------------------     --------

   Charles F. Adams                       635,456(1)              *
   Max E. Bleck                            75,106(2)              *
   Francis H. Burr                          2,000                 *
   Ferdinand Colloredo-Mansfeld             3,000                 *
   Theodore L. Eliot, Jr.                   1,000(1)              *
   Barbara B. Hauptfuhrer                   1,000(3)              *
   Richard D. Hill                          3,307                 *
   Christoph L. Hoffmann                   38,569(4)              *
   James N. Land, Jr.                       3,000                 *
   Thomas L. Phillips                     117,424                 *
   Dennis J. Picard                       278,471(5)              *
   Warren B. Rudman                           200(6)              *
   Sheldon Rutstein                        30,469(7)              *
   Joseph J. Sisco                          1,226                 *
   William H. Swanson                      66,498(8)              *
   Alfred M. Zeien                          1,000                 *

   All directors and executive
   officers as a group, (29 in
   number, including those
   listed above).                       1,675,657(9,10)         1.4%

   -----------
   * Less than one percent of the class

   (1) All shares held in trust and voting and investment power is shared.

   (2) Includes 36,151 shares held in trust, 30,000 shares as to which Mr. Bleck has the right to acquire beneficial ownership within sixty days of said date, 245 shares held in the Raytheon Stock Ownership Plan and 8,000 restricted shares over which he has voting power but no investment power.

    (3) Excludes shares held by various mutual funds of the Vanguard Group of Investment Companies. As a director of Vanguard, Mrs. Hauptfuhrer shares voting and investment power in these shares with other Vanguard directors. Mrs. Hauptfuhrer disclaims beneficial ownership of all such shares.

   (4) Includes 4,500 shares as to which voting and investment power are shared, 15,000 shares as to which Mr. Hoffmann has the right to acquire beneficial ownership within sixty days of said date, 69 shares held in the Raytheon Stock Ownership Plan and 19,000 restricted shares over which he has voting power but no investment power.

   (5) Includes 93,210 shares as to which Mr. Picard has the right to acquire beneficial ownership within sixty days of said date, 412 shares held in the Raytheon Stock Ownership Plan and 100,002 restricted shares over which he has voting power but no investment power.

   (6) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other directors of those funds and with the directors of Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.

   (7) Includes 18,000 shares as to which Mr. Rutstein has the right to acquire beneficial ownership within sixty days of said date and 349 shares held in the Raytheon Stock Ownership Plan.

   (8) Includes 42,191 shares as to which Mr. Swanson has the right to acquire beneficial ownership within sixty days of said date, 290 shares held in the Raytheon Stock Ownership Plan and 19,200 restricted shares over which he has voting power but no investment power.

   (9) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.

   (10) Includes 450,910 shares as to which individual members of the group have the right to acquire beneficial ownership within sixty days of said date, 3,561 shares held in the Raytheon Stock

            Ownership Plan and 275,402   restricted shares over which
            individuals have voting power but no investment power.

              THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

                          Board of Directors' Meetings

      The Board of Directors met thirteen times during 1994. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served. Overall attendance at such meetings was 97%.

                                 Audit Committee

      Directors Francis H. Burr, Richard D. Hill and James N. Land, Jr. serve as members of the Audit Committee of the Board of Directors. The Audit Committee met three times during 1994. The Committee's duties are to consult with and make inquiry of the Company's outside auditors from time to time; to review procedures followed and reports submitted by such outside auditors; to make such further investigations of the Company's financial affairs as it deems appropriate; to report to the Board of Directors on the results of such consultation and investigation; and to recommend to the Board of Directors the engagement of the Company's outside auditors.

                             Compensation Committee

      Directors Charles F. Adams, Barbara B. Hauptfuhrer, Richard D. Hill, Joseph J. Sisco and Alfred M. Zeien serve as members of the Compensation Committee of the Board of Directors. The Compensation Committee met eleven times during 1994. The Committee's duties are to develop, review and recommend to the Board of Directors compensation programs for the executive officers of the Company as more fully described in its Report below.

                        Planning and Nominating Committee

      Directors Charles F. Adams, Francis H. Burr, Theodore L. Eliot, Jr., James N. Land, Jr., Thomas L. Phillips, Warren B. Rudman and Joseph J. Sisco serve as members of the Planning and Nominating Committee of the Board of Directors. The Planning and Nominating Committee met twice during 1994. The Committee's duties are to study strategies for achieving corporate goals, to propose to the Board of Directors candidates for election to the Board and to make other recommendations relating to Board membership. The Planning and Nominating Committee will consider nominees recommended by stockholders. No formal procedures are required to be followed by stockholders in submitting such recommendations.

                                Policy Committee

      Directors Francis H. Burr, Ferdinand Colloredo-Mansfeld, Theodore L.
   Eliot, Jr., Barbara B. Hauptfuhrer, Richard D. Hill, James N. Land, Jr.,
   Warren B. Rudman, Joseph J. Sisco and Alfred M. Zeien serve as members of the Policy Committee of the Board of Directors. The Policy Committee met five times during 1994. The Committee's duties are to consider such matters of corporate policy as are referred to it from time to time and to supervise and administer the Company's 1976 Stock Option Plan (the "1976
   Option Plan") and to consider and make recommendations with respect to any amendments to said plan. As of February 22, 1995, there were no shares available for further option grants under the 1976 Option Plan. Although shares subject to options that expire or are terminated, surrendered, cancelled or forfeited may again be available for issuance under the 1976 Option Plan, it is the Company's intention not to grant further options under the 1976 Option Plan in the event that stockholders approve the Raytheon Company 1995 Stock Option Plan. See Item 2 - Approval of the 1995 Stock Option Plan.

                            Compensation of Directors

      During 1994, each Board member, other than Messrs. Picard and Bleck, was paid a quarterly retainer of $6,500 and, in addition, was paid a fee of $1,000 for attendance at each meeting of the Board and each committee meeting other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings for which the fee was $500.

      In addition, Mr. Adams was paid $50,004 during 1994 for continuing regular services as a consultant to the Company.

      Directors not eligible for benefits under any Company-sponsored pension plan, who have served on the Board for at least five years, and who comply with a prescribed non-competition agreement, will be entitled to a monthly payment equal to one-twelfth the amount of the director's annual retainer in effect at the time of the director's retirement from the Board under the Raytheon Company Retirement Plan for Directors. Payments under the plan terminate upon the earlier of the death of the retiree and his/her spouse or the expiration of fifteen consecutive years from the initial payment under the plan.

                             EXECUTIVE COMPENSATION

      Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company of the only individual to serve as the Company's chief executive officer during the last completed fiscal year and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years ended December 31, 1994, 1993 and 1992. No other executive officer who departed during the last completed fiscal year had reportable salary and bonus that would have placed such officer in the group of four highest paid executive officers.

                                                     SUMMARY COMPENSATION TABLE

                         Annual Compensation          Long-Term Compensation
                                                            Awards

      (a)            (b)      (c)        (d)        (f)          (g)    (i)
                                                                        All
                                                  Restricted            Other
                                                    Stock              Compen-
 Name and Principal        Salary (1)   Bonus    Award(s)(2)  Options  sation
 Position           Year     ($)         ($)         ($)        (#)    (3)($)
 ------------------------------------------------------------------------------
 Dennis J. Picard    1994   $965,754    $870,000          0    65,000  $12,507
 Chairman of the     1993   $870,762    $870,000          0    40,000  $ 9,642
 Board and Chief     1992   $780,012    $600,000          0    20,000  $ 8,607
 Executive Officer

 Max E. Bleck        1994   $624,180    $385,000          0         0  $12,755
 President           1993   $573,000    $385,000          0    30,000  $10,546
                     1992   $520,002    $325,000          0    15,000  $ 9,985

 Sheldon Rutstein    1994   $563,863    $275,000          0     7,300  $ 10,614
 Senior Vice         1993   $430,506    $275,000          0    10,000  $  8,784
 President-          1992   $390,006    $235,000          0     8,000  $  8,151
 Chief Financial
 Officer

 William H. Swanson  1994   $411,450    $290,000          0    10,000  $ 7,068
 Executive Vice      1993   $377,070    $290,000          0    12,000  $ 6,555
 President and       1992   $327,888    $230,000          0     8,000  $ 6,255
 General Manager -
 Electronic
 Systems Division

 Christoph L.        1994   $362,250    $225,000    $324,375    14,000  $ 7,392
 Hoffmann            1993   $322,500    $225,000           0    15,000  $ 7,450
 Executive Vice      1992   $275,004    $180,000    $433,750         0  $ 7,156
 President and
 Secretary


                PAGE 11

(1) The figures reported in column (c) reflect salary adjustments in the course of the normal compensation review cycle effective July 1, 1994.
      Pursuant to the Company's announced wage freeze, at the next compensa-tion review date (July 1, 1995), the salaries for the Named Executive
      Officers will remain frozen at the levels approved on July 1, 1994.

(2) The executive is not entitled to the cash amount shown in column (f) in the year the restricted stock award is made. The award vests over several years and is subject to the executive remaining employed by the Company. In the event of a change of control in the Company (as defined in the plan pursuant to which awards are made), all restrictions lapse and the award becomes fully vested. Dividends are paid on the restricted stock reported in column (f).

      The number and value at closing price on December 30, 1994 of the aggre-gate restricted, non-vested stock holdings (over which the executive has voting but no investment power) of each of the named executives is as follows: Mr. Picard, 100,002 shares, $6,387,628; Mr. Bleck, 8,000 shares, $511,000; Mr. Rutstein, 16,000 shares, $1,022,000; Mr. Swanson,
      19,200 shares, $1,226,400; Mr. Hoffmann, 19,000 shares, $1,213,625.

      Mr. Rutstein retired effective as of the close of business on December
      31, 1994 and forfeited 16,000 restricted shares and the 7,300 options granted in 1994 reported in column (g).

      Mr. Bleck has announced his retirement effective May 1, 1995 at which time all restrictions on the 8,000 shares noted above will lapse pursuant to the terms of the Company's standard restricted stock agreement.

      Mr. Hoffmann's 1994 restricted stock award shown in column (f) vests pro rata over a five year period as follows:

                            Vesting Date                   Shares
                            ------------                   ------
                            22 June 1995                   1,000
                            22 June 1996                   1,000
                            22 June 1997                   1,000
                            22 June 1998                   1,000
                            22 June 1999                   1,000
                                                           -----
                               Total                       5,000

(3) For 1994, the amounts in column (i) include: (a) the value of life insurance premiums paid by the Company (Mr. Picard, $6,766; Mr. Bleck,
      $7,014; Mr. Rutstein, $4,873; Mr. Swanson, $1,327; and Mr. Hoffmann,
      $1,651); (b) Company contributions of $1,241 for each Named Executive
      Officer under the Stock Ownership Plan; and (c) Company contributions of $4,500 for each Named Executive Officer under the Savings and Investment Plan.
/TABLE

             PAGE 12

                                                  OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   Potential Realizable
                                              Individual Grants                      Value at Assumed
                                                                                   Annual Rates of Stock
                                                                                   Price Appreciation for
                                                                                       Option Term(4)

         (a)              (b)           (c)            (d)           (e)               (f)               (g)
                        No. of       % of Total
                        Securi-       Options
                       ties Un-      Granted to
                       derlying      Employees     Exercise or
                        Options      in Fiscal     Base Price     Expiration         5% ($)            10% ($)
                        Granted     Year (2)      ($/Share)(3)       Date
        Name            (#) (1)
 Dennis J. Picard        1,536         0.08%        $65.0625       6/21/04     $   62,849          $  159,272
                        63,464         3.44%        $65.0625       6/21/05     $2,933,081          $7,651,753

 Max E. Bleck             --             --            --             --            --                   --
                          --             --            --             --            --                   --

 Sheldon Rutstein        1,536         0.08%        $65.0625       6/21/04     $   62,849          $  159,272
                         5,764         0.31%        $65.0625       6/21/05     $  266,392          $  694,956

 William H. Swanson      1,536         0.08%        $65.0625       6/21/04     $   62,849          $  159,272
                         8,464         0.46%        $65.0625       6/21/05     $  391,176          $1,020,491

 Christoph L.            1,536         0.08%        $65.0625       6/21/04     $   62,849          $  159,272
 Hoffmann               12,464         0.68%        $65.0625       6/21/05     $  576,042          $1,502,765

 (1)   Options become exercisable one year after the grant date.
 (2)   Total options granted to employees in 1994 = 1,843,550.
 (3)   Fair market value of underlying shares on the date of grant.
 (4)   The potential realizable values set forth in columns (f) and (g) are purely hypothetical and would result only if the following conditions were met:  (a) the holder of the option does not exercise the option until the day before it expires, ten years in the case of incentive stock options and eleven years in the case of non-qualified stock options, and (b) each year during the respective ten or eleven year periods the Company's Common
       Stock goes up 5% in value in the case of column (f) and 10% in value in the case of column (g).  The assumed rates are not intended to forecast future stock price appreciation but are prescribed by the Securities and Exchange
       Commission for illustrative purposes only.  Actual gains, if any, are dependent on the performance of the Company's
       Common Stock, overall stock market conditions, and the timing of any future option exercise.  In fact, as of
       December 31, 1994, the options set forth in the above table had no value because at that date the market value of the underlying shares was below the option price.  There can be no assurance that the potential values shown in this table will be realized.

/TABLE

            PAGE 13
                                                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FISCAL YEAR END OPTION VALUES


              (a)               (b)            (c)                      (d)                                 (e)

                               Shares                                                               Value of Unexercised
                            Acquired on       Value            Number of Unexercised                    In-the-Money
                              Exercise       Realized            Options at FY End                  Options at FY End(1)
                                                                        (#)                                  $

             Name               (#)            ($)        Exercisable      Unexercisable      Exercisable      Unexercisable
      Dennis J. Picard         25,809       $  822,232       93,210            65,000          $1,499,698            $0

      Max E. Bleck              4,441       $   95,759       30,000              --            $  142,500            $0

      Sheldon Rutstein           --             --           28,000            7,300(2)        $  450,437            $0

      William H. Swanson        4,809       $  147,976       42,191            10,000          $  785,132            $0

      Christoph L.               --             --           19,500            14,000          $  176,859            $0
        Hoffmann

      (1)   Fair market value on December 30, 1994 = $64.00.
      (2)   Mr. Rutstein retired effective as of the close of business on December 31, 1994 and forfeited all 7,300 unexercisable options.

/TABLE

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

      Charles F. Adams, a member of the Compensation Committee, was Chairman of the Board of Directors until May 28, 1975. Ferdinand Colloredo-Mansfeld, a member of the Policy Committee, is a principal owner of C-M Holdings L.P. C-M Holdings L.P., through a subsidiary, leases an office, service area/warehouse to a subsidiary of the Company at a rent of approximately $671,386 per year.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

      The Company's executive compensation programs are developed and reviewed by the Compensation and Policy Committees of the Board of Directors. These programs align executive compensation with the Company's business strategy and management initiatives and are intended to attract, retain, motivate and reward executive managers of a caliber and level of experience necessary to achieve the performance objectives of the Company. The Board of Directors supports an integrated performance-oriented compensation program that balances short- and long-term objectives to maximize the value of the Company to its stockholders and that puts Company executives in a responsible competitive range of total compensation considering both the magnitude of business operations and Company performance.

      The Compensation Committee makes recommendations to the Board of Directors with respect to base salary and makes bonus and long-term incentive awards other than stock option awards under the 1976 Option Plan. The Policy Committee makes recommendations on stock option awards under the 1976 Option Plan. As of February 22, 1995, there were no shares available for further option grants under the 1976 Option Plan. Although shares subject to options that expire or are terminated, surrendered, cancelled or forfeited may again be available for issuance under the 1976 Option Plan, it is the Company's intention not to grant further options under the 1976 Option Plan in the event that stockholders approve the Raytheon Company 1995 Stock Option Plan. See Item 2 - Approval of the 1995 Stock Option Plan. Both committees work with the Company's independent compensation consultant, Coopers & Lybrand, which provides information regarding current industry and marketplace compensation data and practices.

      Individual compensation awards are established based upon the contribution the executive has made in attaining the Company's short-term and strategic performance objectives as well as the executive's anticipated future contribution. While earnings performance of the Company and its constituent business units is of paramount significance in compensation awards, the Committees are mindful of rewarding and encouraging executives who are able to protect and further the Company's interests in the drastically contracting defense industry environment and to promote and further the Company's goals to diversify defense technologies and strengthen its established non-defense businesses. Further, the Committees take into consideration the attainment of global and long-term objectives of the Company that may not be reflected in the current period's earnings performance. The Company's executive compensation programs consist primarily of the following integrated components:

      Base Salary -- which is designed to compensate executives competitively within the industry and marketplace.

      Bonus Awards -- which provide a direct link between executive compensation and the Company's performance.

      Long-Term Incentives -- which consist of stock options and restricted stock awards that link management decision making with long-term Company performance and stockholder interests.

      Base Salary. Base salary levels for the Chief Executive Officer ("CEO") and other executive officers of the Company are reviewed annually by the Compensation Committee. The Committee's policy has been and continues to be to maintain base salary levels based upon competitive analyses, compiled by an independent compensation consultant, of peer group and other major
   U.S. industrial companies.   The Company's compensation peer group includes
   the twenty-five Fortune 500 companies that rank immediately above and the twenty-five that rank immediately below the Company on the basis of annual revenues as well as companies represented in the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement. Specifically, the latter group consists of Allied Signal Inc., E-Systems, Inc., General Dynamics Corporation, Litton Industries, Inc., Lockheed Corporation, Loral Corporation, Martin Marietta Corporation, McDonnell Douglas Corporation, Northrop Corporation, Rockwell International Corporation, Texas Instruments Incorporated, and United Technologies Corporation. The Committee also reviews compensation trends among a group of comparable multi-industry companies as reported by Coopers & Lybrand and other national compensation and benefits consulting firms.

      Bonuses. All executive officers, including the CEO, participate in a Management Incentive Plan, which compensates officers in the form of annual cash bonuses. The Compensation Committee recommends the appropriation of funds from operating revenues of the current year for purposes of establishing an executive bonus pool. The size of the pool is based on the Company's overall performance, as reflected by growth in earnings per share and net income. In 1994, while these measures increased 12.3% and 9.6%, respectively, in view of a salary freeze imposed for 1995 on all salaried employees within the defense electronics business and the corporate staff, the Compensation Committee and the Board of Directors, at the request of the CEO, agreed to hold total bonus expenditures for 1994 to the 1993 level. Individual awards reflect an executive officer's contribution to the Company's performance. In the case of operating executives, the primary performance criterion is the earnings performance of the executive's business unit compared to the prior period and the unit's business plan. In the case of senior staff executives, the primary criteria are the effective performance of the staff function and the executive's contribution to the overall management of the Company. Consideration is also given to the executive officer's contribution towards improvement in return on assets and long-term profitability and on improving performance in such areas as technical achievement, on-time deliveries, timely proposal submissions, improved billing and collection practices, subcontractor control, and efficient personnel management. Concurrent with the determination not to increase the total bonus expenditure for 1994 over 1993, the Compensation Committee further resolved that bonus awards for the Named Executive Officers, while remaining fully subject to stated performance standards, would not in any event be greater than awards for 1993.

      Long-Term Incentives

      Stock option grants, the Company's principal vehicle for payment of long-term compensation, are made by the Policy Committee under the 1976 Option Plan or the Compensation Committee under the Company's 1991 Stock Plan (the "1991 Stock Plan"). As noted above, however, there are no shares available for additional option grants under the 1976 Option Plan. Similar to the process used in making annual base salary and bonus recommendations, option awards are based upon surveys of current industry and marketplace compensation data. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization and, in the case of operating executives, the organization's earnings and sales performance, or, in the case of staff executives, effective performance of the staff function and contribution to the overall management of the Company. The size of each executive's award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the Company is also considered. Options are granted at the then prevailing market value.

      The Board of Directors believes that the grant of stock options encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. As the value of the Company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to maximize stockholder value over time. Participation in the 1976 Option Plan and 1991 Stock Plan is not limited to executive officers but extends to a broad range of key managers of the Company. In 1994, following a survey of option grant practices within Fortune 500 companies conducted by the Company's independent compensation consultant, the Compensation Committee determined to broaden stock option participation among middle management and key individual contributors. The 1976 Option Plan and 1991 Stock Plan have been approved by the Company's stockholders.

      Restricted stock awards are made by the Compensation Committee under the 1991 Stock Plan. The Board of Directors believes that the award of restricted stock encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. Restricted stock awards also balance the short-term emphasis of annual bonuses by providing a long-term incentive as the executive officer cannot freely sell the restricted stock until the expiration of a period of time (usually five to seven years) after the award is made. In addition, restricted stock awards serve as a strong device for retaining managers, as a manager who leaves the Company forfeits the unvested portion of the award.

       CEO Compensation. Consistent with the determination of compensation levels for other executive officers, the CEO's compensation is based upon an assessment of industry and marketplace norms prepared by independent compensation consultants, Coopers & Lybrand. The Compensation and Policy Committees also considered additional criteria in determining the CEO's 1994 bonus and stock option awards: improvement in the Company's earnings, stock price and price-earnings ratio; the Company's solid performance despite continuing significant defense industry spending cuts; the CEO's strong leadership in transitioning the Company to a broader and more profitable commercial base, and taking in a timely fashion the cost reduction and downsizing actions necessary to stay competitive in the defense industry; the Company's successful consolidation of Beech Aircraft Corporation and Raytheon Corporate Jets into Raytheon Aircraft Company; and the major restructuring of the Company's defense-related business into the Electronic Systems Division, as well as the CEO's leadership qualities and high work ethic.

      Despite overall improvement in Company performance, the CEO asked the Compensation Committee to freeze his base salary and bonus as well as the base salary and bonus of the other Named Executive Officers. The CEO's total compensation (base salary, bonus and long-term incentive compensation), after taking into account the freeze, falls significantly below the average of the industry and Fortune 500 peer groups. Furthermore, the number of options granted to the CEO in 1994 falls at the low end of the range when compared to options granted to peer group CEOs.

      Other Compensation. The Company's compensation programs also include certain other minor items, which may include: (i) life insurance coverage,
   (ii) an allocation of Company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions under the Raytheon Savings and Investment Plan, and (iv) other miscellaneous compensation.

      The Committee has carefully studied the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limit the deductibility of executive compensation in excess of $1 million. The proposed regulations issued by the Internal Revenue Service in 1994 still leave many unresolved questions. The Committee has concluded that it would be unwise to adopt a plan that might limit its effectiveness and discretionary powers, and may be subject to amendment based on additional guidance from the IRS. In any event, the Company will not suffer any loss of tax deductions under the new law for the 1994 or 1995 tax years, as the only executive officer whose non-qualifying income may exceed $1 million has elected to defer until retirement any bonuses earned for services during both 1994 and 1995. It is the intent of the Company, once the proposed regulations under Section 162(m) are finalized, to structure its executive compensation programs in such a fashion that no deductions are lost by the Company due to the limitations imposed by Section 162(m).

                      Members of the Compensation Committee

                            Joseph J. Sisco, Chairman
                                Charles F. Adams
                             Barbara B. Hauptfuhrer
                                 Richard D. Hill
                                 Alfred M. Zeien

                         Members of the Policy Committee

                            Richard D. Hill, Chairman
                                 Francis H. Burr
                          Ferdinand Colloredo-Mansfeld
                             Theodore L. Eliot, Jr.
                             Barbara B. Hauptfuhrer
                               James N. Land, Jr.
                                Warren B. Rudman
                                 Joseph J. Sisco
                                 Alfred M. Zeien

                          COMPARATIVE STOCK PERFORMANCE

      Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and a Company-selected peer group for the period commencing January 1, 1990 and ending December 31, 1994.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
                 RAYTHEON VS. S&P 500 INDEX AND PEER GROUP INDEX

                        1994     1993     1992     1991     1990     1989

   Raytheon            211.21   213.39   161.95   127.65   104.54   100.00

   E Systems           152.56   154.50   142.74   128.05   113.95   100.00
   Gen Motors Cl 'H'   159.53   174.40   112.63    62.55    71.67   100.00
   Litton              219.43   166.99   116.19   113.75   100.32   100.00
   Lockheed            229.78   208.96   167.49   127.74    91.20   100.00
   Loral               285.27   279.96   167.74   139.79   116.18   100.00
   Martin Marietta     226.85   222.77   170.33   142.40   102.50   100.00
   McDonnell Douglas   272.94   202.91    89.87   132.23    67.73   100.00
   Northrop            306.58   262.42   229.65   168.92   106.75   100.00
   Rockwell            176.13   177.81   135.03   122.90   120.68   100.00
   Texas Instruments   226.94   190.25   138.18    89.45   108.13   100.00
   United Tech.        137.62   131.69    98.89   107.57    91.44   100.00

   S&P 500             151.53   149.52   135.88   126.28    96.89   100.00
   Peer Average        197.31   185.47   130.51   107.36    93.03   100.00

   ASSUMES $100 INVESTED ON JAN. 1, 1990; ASSUMES REINVESTMENT OF DIVIDENDS

                 GRAPH FILED UNDER FORM SE DATED APRIL 13, 1995.

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                               STOCKHOLDER RETURN

      There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the chart above.

      The peer group is composed of E-Systems, Inc., General Motors Corporation (Class "H"), Litton Industries, Inc., Lockheed Corporation, Loral Corporation, Martin Marietta Corporation, McDonnell Douglas Corporation, Northrop Corporation, Rockwell International Corporation, Texas Instruments Incorporated and United Technologies Corporation.

                                  PENSION PLAN

      The Company's salaried pension plan covers all salaried employees, excluding those at certain subsidiaries, who have completed one year of service and attained age 21. The plan is Company funded and does not require or permit employee contributions. Benefits are computed by a formula which takes into account an employee's years of service and plan membership, final average compensation and an estimated primary Social Security benefit. From time to time, an enhanced pension benefit is provided to an individual as an inducement to join the Company. Such benefit is covered by the non-funded plan described below.

      The following table shows the estimated annual retirement benefits payable to salaried employees on normal retirement at age 65:

               ANNUAL ESTIMATED BENEFITS UNDER THE PENSION FORMULA
           OF THE RAYTHEON COMPANY PENSION PLAN FOR SALARIED EMPLOYEES

                                          Years of Pension Credit at Age 65
      Final Average
   Annual Compensation     15 Years      20 Years      30 Years     40 Years

     $   50,000            $ 13,500      $ 18,000      $ 24,000     $ 30,000
        100,000              27,000        36,000        48,000       60,000
        150,000              40,500        54,000        72,000       90,000
        300,000              81,000       108,000       144,000      180,000
        500,000             135,000       180,000       240,000      300,000
        700,000             189,000       252,000       336,000      420,000
        900,000             243,000       324,000       432,000      540,000
      1,100,000             297,000       396,000       528,000      660,000
      1,300,000             351,000       468,000       624,000      780,000
      1,500,000             405,000       540,000       720,000      900,000
   ---------------
   (1) Under the plan formula, the amounts in the table will be reduced by a percentage of the employee's estimated primary Social Security benefit.

   (2)      Messrs. Hoffmann, Picard and Swanson would, at the normal
            retirement age of 65, have benefits based upon 18, 41 and 41 years
            of credit, respectively. Their expected pension benefits at age 65 are determinable under the formula illustrated by the table. As an inducement to join the Company, Mr. Bleck was granted an enhanced pension benefit. At normal retirement age, Mr. Bleck would have received benefits based upon approximately 15 years of plan credit.

   (3) The remuneration covered by the plan includes base pay and bonuses for Messrs. Bleck, Hoffmann, Picard, Rutstein and Swanson as reported in the Summary Compensation Table.

   (4) Pensions shown in the above table are straight-life annuity amounts.

   (5) Mr. Rutstein retired as of the close of business on December 31, 1994 and began receiving benefits under the Raytheon Company Pension Plan for Salaried Employees and the Raytheon Company Excess Benefit Plan based upon 35 years of service. Mr. Rutstein was 60 years old at retirement.

   (6) Mr. Bleck has announced his retirement effective May 1, 1995 at which time he will begin to receive benefits under the Raytheon Company Pension Plan for Salaried Employees and the Raytheon Company Excess Benefit Plan based upon 18 years of service. As of his stated retirement date, Mr.Bleck will be 68 years old.

      Amounts in excess of $118,800 annually and amounts based on annual salary in excess of $150,000 may be subject to reduction because of the annual pension benefit limitations imposed under the Code; however, the extent of any reduction will vary in individual cases according to circumstances existing at time of retirement. Amounts that otherwise would have been payable under the Company's salaried pension plan in excess of such limitations will be provided under an excess benefit plan, a separate non-funded plan adopted by the Board of Directors in 1980.

                                OTHER INFORMATION

      During 1994 the Company retained the law firm of Ropes & Gray for various legal services. Francis H. Burr, a Director and member of the Audit, Planning and Nominating, and Policy Committees, is of counsel to such firm.

      During 1994 the Company retained the law firm of Paul, Weiss, Rifkind, Wharton and Garrison for various legal services. Warren B. Rudman, a Director and member of the Planning and Nominating and Policy Committees, is a member of such firm.

      C-M Holdings L.P., of which Mr. Colloredo-Mansfeld is a principal owner, through a subsidiary, leases an office, service area/warehouse to a subsidiary of the Company at a rent of approximately $671,386 per year.
   Mr. Colloredo-Mansfeld is a Director and member of the Executive, Finance and Policy Committees.

      During 1991, the Company provided to Max E. Bleck, Director and President, an interest-free loan of $800,000 to assist him in his relocation from Kansas to Massachusetts. As of March 15, 1995, the outstanding balance was $800,000. The loan is secured by a mortgage on Mr. Bleck's home. Under the terms of the loan agreement, Mr. Bleck must repay the loan in full within two months after the date of his retirement.

      During 1992, the Company provided to Robert L. Swam, Executive Vice President, Group Executive-Appliance Group, an interest-free loan of $250,000 to assist him in his relocation from Maryland to Massachusetts. As of March 15, 1995, the outstanding balance was $130,000. The loan is secured by a mortgage on Mr. Swam's home.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      The accounting firm of Coopers & Lybrand, which has served continuously since 1961 as the Company's principal independent accountant, was selected to continue in that capacity for the current year.

      Representatives of that firm are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions.

                           STOCK TRANSACTION REPORTING

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission and the Stock Exchanges on which the Company's Common Stock is listed, reports of any changes in ownership of Common Stock. Directors, officers and ten-percent shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

      During 1994, Messrs. Bleck and Colloredo-Mansfeld each filed one late report covering one transaction.

                 PROPOSAL TO APPROVE THE 1995 STOCK OPTION PLAN
                                    (Item 2)

      On March 22, 1995, the Board of Directors adopted the Raytheon Company 1995 Stock Option Plan (the "1995 Plan") subject to stockholder approval. 20,000,000 shares of Common Stock have been allocated to the 1995 Plan. The allocated shares constitute 16.2% of the outstanding shares of the Company at February 28, 1995 and 17.9% if combined with the 2,016,433 shares currently available for grant under the 1991 Stock Plan. Both percentages are well within the range of shares authorized for stock based grants as reported in national surveys of major U.S. corporations.

      The 1995 Plan is proposed to supersede and replace the 1976 Option Plan. As noted above, there are no shares available for further option grants under the 1976 Option Plan. Although shares subject to options that expire or are terminated, surrendered, cancelled or forfeited may again be available for issuance under the 1976 Option Plan, it is the Company's intention not to grant further options under the 1976 Option Plan in the event that stockholders approve the 1995 Plan.

      The following summary description is qualified in its entirety by reference to the full text of the 1995 Plan, which is attached to this Proxy Statement as Appendix A.

      Purpose. The Board of Directors believes that the 1995 Plan will be of substantial value in attracting and retaining key employees and in stimulating their efforts toward the continued success of the Company and its subsidiaries. In that regard, the 1995 Plan will (i) align the long-term interests of key employees and stockholders by creating a direct link between key employee compensation and stockholder return, (ii) enable key employees to develop and maintain a substantial stock ownership in the Company and (iii) provide incentives to such key employees to continue contributing to the success of the Company.

      Administration. The 1995 Plan will be administered by the Compensation Committee, which is a disinterested committee comprised solely of non-employee directors who are not eligible to participate in the 1995 Plan. The Compensation Committee selects participants and, in a manner consistent with the terms of the 1995 Plan, determines the number and duration of the options to be granted and the terms and conditions of the option agreements.

      Eligibility. Participants under the 1995 Plan shall consist of key individuals employed by the Company who are selected from time to time by the Compensation Committee to receive awards. Non-employee directors are not eligible to participate.

      Stock Options. Options granted under the 1995 Plan may be incentive stock options as that term is used in Section 422 of the Code or non-statutory stock options. The option price for both incentive stock options and non-statutory stock options may not be less than the fair market value of the Company's Common Stock on the date the option is granted. The option price is payable in cash or in Common Stock of the Company having a fair market value equal to the option exercise price. The proceeds received by the Company from the sale of stock under the 1995 Plan are added to the general funds of the Company.

      All unexercised options terminate after a certain number of years which may not be longer than ten years in the case of incentive stock options or ten years plus one day in the case of non-statutory stock options. Unexercised options may terminate earlier depending upon the optionee's termination of employment, retirement, death or breach of any provisions of the option agreement. Shares under options that have terminated or lapsed, including options that have been surrendered unexercised, shall again be available for issuance under the 1995 Plan.

      In the event of a change in the number or kind of outstanding shares of the Company's Common Stock, an appropriate adjustment may be made with respect to existing and future options.

      The 1995 Plan provides that each outstanding option shall immediately become fully exercisable upon a Change in Control of the Company, as defined in the 1995 Plan. A "Change in Control" includes the acquisition by a third party of twenty-five percent or more of the Company's Common Stock or a merger, sale of substantially all the assets or liquidation of the Company.

      Options may be granted under the 1995 Plan until March 21, 2005.
   Options outstanding at that date will continue in effect in accordance with the terms of the 1995 Plan.

      Federal Income Tax Consequences. The following is a brief description of the Company's understanding of the federal income tax consequences applicable to incentive stock options and non-statutory stock options granted under the 1995 Plan. This summary is not intended to constitute tax advice and specifically does not address any state, local or foreign tax consequences.

      Incentive Stock Options. The optionee pays no federal income tax upon the grant or exercise of incentive stock options. If the shares are disposed of within two years from the date of the grant or one year from the date of exercise, the excess of the stock's fair market value on the date of exercise (or, if less, the amount realized on its sale) over the option price paid at exercise is taxable ordinary income to the optionee. If the stock is held beyond such period, any gain or loss realized upon the sale of such stock is treated at long-term capital gain or loss. The Company does not receive a tax deduction in connection with the exercise of an incentive stock option unless the shares are disposed of during such period. In such a case, the deduction would be equal to the amount of taxable ordinary income to the optionee. In addition, subject to certain exceptions for death or disability, if an incentive stock option is exercised more than three months after termination of employment, the exercise of the option will generally be treated as the exercise of a non-statutory stock option.

      The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee unless the optionee disposes of the stock received upon exercise of the option within the same calendar year of exercise.

      Non-statutory Stock Options. A non-statutory stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to applicable information reporting requirements, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee's tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

      Accounting Treatment. No expense is incurred for accounting purposes upon the grant of incentive stock options or upon the grant of non-statutory stock options at full market value. Upon the exercise of non-statutory stock options, the employee receives taxable income equal to the difference between the exercise price and the fair market value of the shares. The Company is entitled to a tax deduction in the same amount.

      Amendment. Within certain limits, the Board of Directors has the right to alter, amend or revoke the 1995 Plan. However, the Board of Directors may not, without the approval of the stockholders, alter or amend the 1995 Plan to increase the maximum number of shares of Common Stock that may be issued under the 1995 Plan, extend the term of the 1995 Plan or of options granted thereunder, or change the classes of persons eligible to receive options.

      Market Value. On April 4, 1995, the closing price of the Company's Common Stock on the New York Stock Exchange Composite Transactions was $70.50 per share as reported in The Wall Street Journal.

      Adoption of this proposal will require the affirmative vote of a majority of shares of Common Stock represented at the meeting, in person or by proxy, and entitled to vote.

      The Board of Directors believes that the 1995 Plan is in the best interests of the Company and its stockholders and recommends a vote FOR the proposal to approve the 1995 Stock Option Plan.

                      STOCKHOLDER NOMINATIONS AND PROPOSALS

      Stockholder nominations and proposals for inclusion in the proxy materials relating to the 1996 Annual Meeting of Stockholders must be received by the Secretary at the Company's Executive Offices, 141 Spring Street, Lexington, Massachusetts 02173 no later than December 20, 1995.

                            BUSINESS TO BE TRANSACTED

      At the date of this statement, the Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. In the event that any other matter properly shall come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

      The Annual Report for the fiscal year ended December 31, 1994, mailed to stockholders at an earlier date, is not a part of this Proxy Statement and is not proxy-soliciting material.

                                           By Order of the Board of Directors,



                                                         Christoph L. Hoffmann
                                                                     Secretary


   Lexington, Massachusetts
   April 18, 1995

                                                                    APPENDIX A

                                RAYTHEON COMPANY
                             1995 STOCK OPTION PLAN


      1. Definitions. As used in this 1995 Stock Option Plan of Raytheon Company, the following terms shall have the following meanings:

      1.1 Change in Corporate Control means (1) the time of approval by the shareholders of the Company of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger in which the holders of Stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (C) adoption of any plan or proposal for the liquidation or dissolution of the Company, or (2) the date on which any "person" (as defined in Section 13(d) of the Securities Exchange Act of
   1934), other than the Company or a subsidiary or employee benefit plan or trust maintained by the Company or any of its subsidiaries, shall become (together with its "affiliates" and "associates," as defined in Rule 12b-2 under the Securities Exchange Act of 1934) the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the Stock outstanding at the time, without the prior approval of the Board of Directors of the Company.

      1.2   Code means the Internal Revenue Code of 1986, as amended.

      1.3 Committee means the Compensation Committee of the Company's Board of Directors, consisting exclusively of directors who at the relevant time are "outside directors" within the meaning of Section 162(m) of the Code.

      1.4   Company means Raytheon Company, a Delaware corporation.

      1.5 Fair Market Value means the value of a share of Stock of the Company on any date as determined by the Board.

      1.6 Grant Date means the date on which an Option is granted, as specified in Section 7.

      1.7 Incentive Stock Option means an Option grant that is intended to meet the requirements of Section 422 of the Code.

      1.8 Non-Statutory Stock Option means an Option grant that is not intended to be an Incentive Stock Option.

      1.9 Option means an option to purchase shares of the Stock granted under the Plan.

      1.10 Option Agreement means an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.

      1.11 Option Period means the period from the date of the grant of an Option to the date when the Option expires as stated in the terms of the Option Agreement.

      1.12 Option Price means the price paid by an Optionee for an Option under this Plan.

      1.13 Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

      1.14 Optionee means a person eligible to receive an Option, as provided in Section 6, to whom an Option shall have been granted under the Plan.

      1.15  Plan means this 1995 Stock Option Plan of the Company.

      1.16 Related Corporation means a Parent Corporation or a Subsidiary Corporation, each as defined in Section 424 of the Code.

      1.17  Stock means common stock, $1.00 par value, of the Company.

      2. Purpose. This 1995 Stock Option Plan is intended to encourage ownership of the Stock by key employees of the Company and its Related Corporations and to provide additional incentive for them to promote the success of the Company's business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.

      3. Term of the Plan. Options under the Plan may be granted not later than March 21, 2005.

      4.    Stock Subject to the Plan.  At no time shall the number of shares of the Stock then outstanding which are attributable to the exercise of
   Options granted under the Plan, plus the number of shares then issuable upon exercise of outstanding options granted under the Plan, exceed
   20,000,000 shares, subject, however, to the provisions of Section 15 of the
   Plan.  No Optionee may be granted in any year Options to purchase more than
   200,000 shares of Stock, subject to adjustment pursuant to Section 15.
   Shares to be issued upon the exercise of Options granted under the Plan may
   be either authorized but unissued shares or shares held by the Company in its treasury.  If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.

      5. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan (including, without limitation, the provisions of Section 19), the Committee shall have complete authority, in its discretion, to make the following determinations with respect to each Option to be granted by the Company: (a) the key employee to receive the Option; (b) the time of granting the Option; (c) the number of shares subject thereto; (d) the Option Price (subject to Section 8 below); (e) the Option Period; and (f) whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. Incentive Stock Options granted under this Plan shall be designated specifically as such. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to in this Section 5 shall be conclusive.

      6. Eligibility. An Option may be granted only to a key employee of one or more of the Company and its subsidiaries. A director of one or more of the Company and its subsidiaries who is not also an employee of one or more of the Company and its subsidiaries shall not be eligible to receive Options.

      7. Time of Granting Options. The granting of an Option shall take place at the time specified by the Committee. Only if expressly so provided by the Committee shall the Grant Date be the date on which an Option Agreement shall have been duly executed and delivered by the Company and the Optionee.

      8. Option Price. The Option Price under each Option shall be as determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Stock on the Grant Date.

      9. Option Period. No Incentive Stock Option may be exercised later than the tenth anniversary of the Grant Date. No Non-Statutory Stock Option may be exercised later than one day after the tenth anniversary of the Grant Date. An Option may become exercisable in such installments, cumulative or non-cumulative, or may be immediately exercisable, as the Committee may determine.

      10.   Maximum Size of Incentive Stock Option as Such.  To the extent that the aggregate Fair Market Value of Stock for which an Incentive Stock


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   Option becomes exercisable by an Optionee for the first time in any calendar year exceeds $100,000, the portion of such Incentive Stock Option which exceeds such $100,000 limitation shall be treated as a Non-Statutory Stock Option, and not an incentive option under Section 422 of the Code. For purposes of this Section 10, all Incentive Stock Options granted to an Optionee by the Company, as well as any options that have been granted to the Optionee under any other stock incentive plans of the Company or any related corporation which are intended to comply with the provisions of
   Section 422 of the Code, shall be considered in the order in which they were granted, and the Fair Market Value shall be determined as of the Grant Dates.

      11.   Exercise of Option.

            (a) An Option may be exercised only by giving written notice, in the manner provided in Section 21 hereof, specifying the number of shares as to which the Option is being exercised, accompanied (except as otherwise provided in paragraph (b) of this Section 11) by full payment for such shares in the form of check or bank draft payable to the order of the Company or other shares of the Stock with a current Fair Market Value equal to the Option Price of the shares to be purchased. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or a part thereof. Within 20 days thereafter, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares then being purchased by him. Such shares shall be fully paid and nonassessable. If such shares are not at that time effectively registered under the Securities Act of 1933, as amended, the Optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that such shares are being purchased for the Optionee's own account for investment and not with a view to distribution.

            (b) In lieu of payment by check, bank draft or other shares of Stock accompanying the written notice of exercise as described in paragraph (a) of this Section 11, an Optionee may, unless prohibited by applicable law, elect to effect payment by including with the written notice referred to in paragraph (a) of this Section 11 irrevocable instructions to deliver for sale to a registered securities broker acceptable to the Company a number of the shares subject to the Option being exercised sufficient, after brokerage commissions, to cover the aggregate exercise price of such Option and, if the Optionee further elects, the Optionee's withholding obligations with respect to such exercise referred to in Sections 12 or 20, together with irrevocable instructions to such broker to sell such shares and to remit directly to the Company such aggregate exercise price and, if the Optionee has so elected, the amount of such withholding obligation. The Company shall not be required to deliver to such securities broker any stock certificate for such shares until it has received from the broker such exercise price and, if the Optionee has so elected, such withholding obligation amount.

      12.   Notice of Disposition of Stock Prior to Expiration of Specified


               PAGE 29

   Incentive Stock Option Holding Period. The Company may require that the person exercising an Incentive Stock Option give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he or she will report to the Company any disposition of shares purchased upon exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent that the disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Company shall have the right to require that the person making the disposition remit to the Company an amount sufficient to satisfy those requirements.

      13. Transferability of Options. Options shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

      14. Termination of Employment or Service. Each Option shall terminate and may no longer be exercised if the Optionee ceases to perform services for the Company or a Related Corporation in accordance with the following:

            (a) If an Optionee ceases to be an active employee of the Company or any Related Corporation other than by reason of death or retirement, absent in any case a determination by the Committee to the contrary, any Options which were exercisable by the Optionee on the date of cessation of active employment may be exercised any time (i) before their expiration date or (ii) within the respective periods listed below in this Section 14(a), depending upon the reason for cessation of active employment, whichever is earlier, but only to the extent that the Options were exercisable when active employment ceased. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after the date of termination, such Option will be treated as a Non-Statutory Stock Option pursuant to
      Section 422 of the Code. The respective periods following cessation of active employment referred to in clause (i) of the first sentence of this Section 14(a) are as follows:

       Reason for Cessation                     Period Following Last Day
      of Active Employment                      of Active Employment Within
                                                Which Option May Be Exercised

      Medical leave of absence                        During such leave

      Personal leave of absence                       Three months

      Discharge for cause or other                    None
      severance of employment
      determined by Committee to
      warrant termination of option

      Layoff or similar involuntary                   One Year
      termination without cause



                PAGE 30

      Voluntary termination                           Three Months
      (non-retirement)

            (b) If an Optionee's employment terminates because of death, Options may be exercised at any time before the expiration date or within one year after the date of termination, whichever is earlier, but only (i) if and to the extent that the Optionee was entitled to exercise the Option at the date of the Optionee's death, and (ii) by the Optionee's estate or by the person(s) who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee.

            (c) If an Optionee's employment terminates because of retirement, any Options which were exercisable by the Optionee on the date of termination of employment may be exercised any time before their expiration date or within three years after the date of termination, whichever is earlier, but only to the extent that the Options were exercisable when employment ceased (absent a determination by the Committee to the contrary at the time any such Options were granted or prior to their expiration date), as provided hereunder. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after the date of his or her retirement, such Option will be treated as a Non-Statutory Stock Option.

      15. Anti-Dilution Adjustments. Pro rata adjustment shall be made in the maximum number of shares of Stock subject to the Plan or that may be awarded to any individual in any year to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Pro rata adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Option hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, after the date the Option is granted, so that the Optionee is treated in a manner equivalent to that of holders of the underlying Stock.

      16. Change in Corporate Control. Upon a Change in Corporate Control, each outstanding Option shall immediately become fully exercisable, and a registration statement under the Securities Act of 1933, as amended, with respect to shares covered by all outstanding Options, whether to be issued by the Company or by any successor corporation, shall be effective at all times during which the Options may be exercised and, to facilitate resale of the shares, during the twelve months after the last exercise of the Options.

      17. Reservation of Stock. The Company shall at all times during the term of the Options reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.


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      18.  Limitation of Rights in the Option Shares.  The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee.

      19. Termination and Amendment of the Plan. The Committee may at any time terminate the Plan or make such amendment to the Plan as it shall deem advisable, provided that, except as provided in Section 14, the Committee may not, without the approval by the holders of a majority of the Stock, change the classes of persons eligible to receive Options, increase the maximum number of shares available for option under the Plan or extend the period during which Options may be granted or exercised. No termination or amendment of the Plan may, without the consent of the Optionee to whom any Option shall theretofore have been granted, adversely affect the rights of such Optionee under such Option.

      20. Withholding. The Company's obligations to deliver shares of Stock upon exercise of an Option shall be subject to the Optionee's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee may, at or after grant, permit an Optionee to satisfy such tax withholding requirements by delivery to the Company of shares retained from the Option grant creating the tax obligation having a value equal to the amount to be withheld. The value of shares of Stock to be withheld or delivered shall be based on the Committee's determination of the Fair Market Value of a share of Stock on the date the amount of tax to be withheld is to be determined.

      21. Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered in hand, if to the Company, to 141 Spring Street, Lexington, Massachusetts 02173, Attention: Vice President - Human Resources and, if to the Optionee, to the address as the Optionee shall last have furnished to the communicating party.

   FRONT SIDE OF PROXY CARD
                                RAYTHEON COMPANY
                              Lexington  MA  02l73

      This Proxy is Solicited on Behalf of the Board of Directors.

   The undersigned hereby appoints Dennis J. Picard, Christoph L. Hoffmann and Peter R. D'Angelo, or any one or more of them with full power of substitution, as proxy or proxies for the undersigned, to vote all shares of stock of the undersigned in Raytheon Company, with all the powers the undersigned would have if personally present, at the Annual Meeting of Stockholders of Raytheon Company to be held at the Executive Offices of the Company, Lexington, Massachusetts, at 2:00 P.M., Wednesday, May 24, 1995, and at any and all adjournments thereof.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and FOR Item 2.

   PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE.

   Please sign this card exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President, or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   HAS YOUR ADDRESS CHANGED?        DO YOU HAVE ANY COMMENTS?

   -------------------------------- ------------------------------

   -------------------------------- ------------------------------

   -------------------------------- ------------------------------
   ==================================================================
   REVERSE SIDE OF PROXY CARD

   1. To elect four directors of the class whose term of office expires in 1995 to serve for a term of three years.

   NOMINEES: Charles F. Adams, Theodore L. Eliot, Jr., James N. Land, Jr. and Dennis J. Picard.

   For  / /   Withhold  / /  For All Except  / /

   If you do not wish your shares voted "FOR" a particluar nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

   2.  To approve the Raytheon Company 1995 Stock Option Plan.
   For  / /   Against  / /  Abstain  / /

   3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   Date
        -----------------------------

   ----------------------------------           ----------------------------
   Shareholder sign here                        Co-owner sign here

    FRONT PAGE OF PROXY CARD
                                RAYTHEON COMPANY
                              STOCK OWNERSHIP PLANS
                          SAVINGS AND INVESTMENT PLANS
                              Lexington  MA  02l73

      This Direction is Solicited on Behalf of the Board of Directors.

   The undersigned hereby directs Fidelity Management Trust Company, Trustee of the Raytheon Stock Ownership Plan ("SOP") and the Savings and Investment Plan ("SIP"), to vote all shares of Raytheon Common Stock of the undersigned in the SOP and/or in the Common Stock Fund of the SIP at the Annual Meeting of Stockholders of Raytheon Company to be held at the Executive Offices of the Company, Lexington, Massachusetts, at 2:00 P.M., Wednesday, May 24, 1995, and at any and all adjournments thereof.

   This voting direction when properly executed will be voted in the manner directed herein by the undersigned SOP/SIP Participant. If no direction is made, this direction will be voted FOR Item 1 and FOR Item 2.

   PLEASE MARK, SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE.

   Please sign this card exactly as your name appears hereon. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.

   HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

   --------------------------------       ------------------------------

   --------------------------------       ------------------------------

   --------------------------------       ------------------------------

   ---------------------------------------------------------------
   REVERSE SIDE OF PROXY CARD

   1. To elect four directors of the class whose term of office expires in 1995 to serve for a term of three years.

   NOMINEES: Charles F. Adams, Theodore L. Eliot, Jr., James N. Land, Jr. and Dennis J. Picard.

   For  / /   Withhold  / /  For All Except  / /

   If you do not wish your shares voted "FOR" a particluar nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

   2.  To approve the Raytheon Company 1995 Stock Option Plan.

   For  / /   Against  / /  Abstain  / /

   3. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.

   Date
       ------------------------------

   ----------------------------------
   Shareholder sign here